UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FIRST CITIZENS BANCSHARES

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A LETTER FROM THE CHAIRMAN

 Frank B. Holding, Jr.

Dear Shareholder:

Thanks to a 2018 characterized by vigorous growth, robust earnings and a particularly favorable operating environment, First Citizens has confidently entered what we believe will be a year of great opportunity, poised to make the most of what lies ahead.

During 2018, our net income increased 24 percent over 2017 due to quality loan growth, higher yields on our loan and investment portfolios and favorable changes to the corporate income tax rate. Originated loan growth of 6 percent funded by core deposits continued to strengthen our balance sheet. We continued positive momentum in our noninterest income segments including wealth management, cardholder and merchant services. Sustained financial success allowed us to increase our quarterly dividend during the fourth quarter of 2018.

Mergers and acquisitions have grown into a fundamental component of our ongoing growth strategy, and we’ve evolved our competencies to execute and support them. In 2018, we leveraged strategic open-market mergers to complement and enhance our operations in three key states.

In Wisconsin’s Greater Milwaukee market, we finalized a merger with business and commercial-focused Securant Bank in October and just finished the systems and operational conversion. In addition, in August we completed the Guaranty Bank conversion, one of our largest ever.

We announced an agreement to acquire Coconut Grove-based Biscayne Bank of Florida in November. Also, we acquired and converted HomeBanc, headquartered in Tampa, Fla.

In South Carolina, we completed a merger with Pawleys Island-headquartered Palmetto Heritage Bank in November. And in January of 2019 we announced a proposed merger with First South Bank based in Spartanburg, S.C.

Making it easier and more convenient for customers in all our markets to bank and interact with us is an ongoing commitment. Manage My Money is First Citizens Digital Banking’s newest enhancement, giving users better control and understanding of their entire financial relationship with features like account aggregation, budget and net worth analysis and insights into income and spending trends.

We gave current First Citizens customers and associates first access to Manage My Money in 2018, and we’ll begin actively promoting it to new customers later this year.

In 2018, we launched a new automated telephone system to improve callers’ interactions with our Customer Care Center. The modern, speech-enabled solution features advanced self-service capabilities and more intuitive navigation and call routing.

Continued on back

Chairman’s Letter, continued

First Citizens meets customers with the right products and services wherever they are on the financial lifecycle spectrum – from individuals and businesses with basic needs and brand-new banking relationships to those focused on managing their well-earned wealth. In 2018 we introduced Sure Advantage, a no-frills checking product geared toward helping account holders build stronger banking histories.

For merchant services customers, we introduced a new, automated and paperless onboarding platform that significantly improves the customer experience. In addition, our wealth management capabilities are on a solid growth trajectory. We’ve continued to evolve our premier relationship banker and licensed platform associate programs to better serve customers, and in 2018 we surpassed $1 billion in assets under management.

And underlying all of our customer-focused efforts are more than 1,000 internal process improvements and policy changes that help bankers better serve clients.

Of course, at the heart of our bank – what comprises our very essence – is our associates. We continually endeavor to hire and promote the very best people because that’s what our customers and communities deserve. In October, we strengthened our executive leadership team with the addition of Chief Risk Officer Lorie Rupp, a 28-year financial services industry veteran with a five-year tenure at First Citizens. We welcome her valuable insight and extensive expertise in both risk management and finance, which will serve our executive leadership team – and our entire company – very well.

In 2018, accomplished bankers assumed leadership roles in key markets and major departments, including new area and regional executives in Arizona, Florida, Oklahoma, Tennessee, Texas and Wisconsin. We also have new senior leadership on the credit administration, human resources, digital strategy and credit card operations teams.

Of course, at the heart of our bank – what comprises our very essence – is our associates. We continually endeavor to hire and promote the very best people because that’s what our customers and communities deserve. In October, we strengthened our executive leadership team with the addition of Chief Risk Officer Lorie Rupp, a 28-year financial services industry veteran with a five-year tenure at First Citizens. We welcome her valuable insight and extensive expertise in both risk management and finance, which will serve our executive leadership team – and our entire company – very well.

In 2018, accomplished bankers assumed leadership roles in key markets and major departments, including new area and regional executives in Arizona, Florida, Oklahoma, Tennessee, Texas and Wisconsin. We also have new senior leadership on the credit administration, human resources, digital strategy and credit card operations teams.

We bid a fond farewell to Jay Parker as he recently retired from our corporate board. I’d like to thank him for his years of service not only to the board, but also for his decades-long executive contributions to First Citizens.

These leaders and all of our associates make a difference in the communities where we live and work, beyond providing banking excellence. First Citizens’ Forever First spirit was on full display throughout 2018 as our associates responded to disasters from the destructive fires in California to the devastation wreaked by Hurricane Florence on the east coast.

We also made significant progress in furthering the development of our main corporate philanthropy, and are thrilled that North Carolina’s Duke Cancer Institute and the University of North Carolina Lineberger Comprehensive Cancer Center have joined the Teen Cancer America hospital ranks in the Southeast. Along with Bons Secours St. Francis Health System in Greenville, S.C., they are partnering with TCA and First Citizens to improve their offerings to teens and young adults with cancer.

My father’s passing last year prompted many of us to reflect on the foundation that he, my grandfather and other First Citizens pioneers worked so hard to establish. What an honor it is to contribute to our bank’s continued growth, and to the prosperity of our customers and communities. I’d like to express my thanks to everyone who is a part of the First Citizens legacy – our board, our associates and you, our shareholders. I’m so very proud of what we’re achieving together.

Sincerely,

Frank B. Holding, Jr.
March 11, 2019

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